Exhibit 99.1

Atomera Announces $25 Million Registered Direct Offering of Common Stock

LOS GATOS, Calif. Feb. 23, 2026 Atomera Incorporated (“Atomera” or the “Company”) (NASDAQ: ATOM), a semiconductor materials and technology licensing company, today announced that it has entered into a definitive securities purchase agreement with certain institutional investors for the purchase and sale of an aggregate of 5,000,000 shares of common stock, at an offering price of $5.00 per share, in a registered direct offering, for expected gross proceeds of approximately $25 million before placement agent fees and other offering expenses payable by Atomera. The offering is expected to close on or about February 24, 2026, subject to customary closing conditions.

Craig-Hallum is acting as sole placement agent for the offering.

Atomera intends to use the net proceeds from the offering for working capital and general corporate purposes.

The offering of the shares of common stock is being made pursuant to Atomera’s shelf registration statement on Form S-3 (File No. 333-287603) filed with the Securities and Exchange Commission (the “SEC”) on May 27, 2025 and declared effective on June 3, 2025. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus relating to the securities being offered may be obtained, when available, by visiting the SEC’s website at https://www.sec.gov or by contacting: Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 323 North Washington Ave., Suite 300, Minneapolis, MN 55401, by telephone at (612) 334-6300 or by email at prospectus@chlm.com.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Atomera Incorporated

Atomera Incorporated is a semiconductor materials and technology licensing company focused on deploying its proprietary, silicon-proven technology into the semiconductor industry. Atomera has developed Mears Silicon Technology™ (MST®), which increases performance and power efficiency in semiconductor transistors. MST can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nano-scaling technologies already in the semiconductor industry roadmap.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of the registered direct offering and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption "Risk Factors" in the prospectus supplement related to the offering. Atomera cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Contact:

Bishop IR

Mike Bishop

(415) 894-9633

investor@atomera.com